UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2017

Achillion Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33095	52-2113479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 George Street New Haven, CT	06511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 624-7000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective September 11, 2017, the Board of Directors (the “Board”) of Achillion Pharmaceuticals, Inc. (the “Company”) appointed Joseph Truitt to the position of Executive Vice President, Chief Operating Officer of the Company. Mr. Truitt, age 53, previously served as the Company’s Executive Vice President and Chief Commercial Officer.

Prior to joining the Company in January 2009, Mr. Truitt was Vice President of Business Development and Product Strategy for Lev Pharmaceuticals, Inc., a biotechnology company, from October 2007 to December 2008. From July 2006 through September 2007, he served as Lev’s Vice President of Sales and Marketing and led the build out of the commercial team and infrastructure in preparation for product launch. From February 2002 to July 2006, Mr. Truitt was Vice President of Sales and Operations at Johnson & Johnson, a pharmaceutical company, where he directed commercial operations at the company’s OraPharma subsidiary. From 2000 to 2002, Mr. Truitt was Vice President of Sales and Operations of OraPharma, Inc., a pharmaceutical company, prior to its acquisition by Johnson & Johnson. Mr. Truitt holds an M.B.A. from St. Joseph’s University, Philadelphia and a B.S. in Marketing from LaSalle University, Philadelphia.

There are no family relationships between Mr. Truitt and any director or executive officer of the Company. Mr. Truitt has not has engaged in any related person transaction (as defined in Item 404(a) of Regulation S-K) with the Company.

Prior to Mr. Truitt’s promotion to Chief Operating Officer, on August 4, 2017, the Company entered into an amended and restated employment agreement with Mr. Truitt, which became effective on August 4, 2017, superseding his previous employment agreement dated April 5, 2011. This amended and restated employment agreement remains in effect following Mr. Truitt’s promotion. The term of Mr. Truitt’s employment under his amended and restated employment agreement ends on December 31, 2017 and is automatically renewable after such initial term for successive one-year periods unless either the Company or Mr. Truitt provide written notice to the other at least six months prior to the expiration of the applicable term. Prior to his promotion to Executive Vice President, Chief Operating Officer, Mr. Truitt received an annualized base salary of $382,130 under his amended and restated employment agreement, subject to increase at the discretion of the Board. In connection with his promotion, the Board increased Mr. Truitt’s annualized base salary to $408,200, effective as of September 11, 2017. In addition, Mr. Truitt is eligible to receive an annual performance bonus at a target rate of 40% of his annualized base salary, based on the Company’s achievement of performance goals for the applicable fiscal year and Mr. Truitt’s achievement of his performance goals for such year, both as determined by the Board. Mr. Truitt is entitled to participate in all benefit programs that the Company establishes and makes available to our executives, to the extent that he is eligible under the plan documents governing those programs.

If a change in control (as defined in his amended and restated employment agreement) occurs during the term of Mr. Truitt’s employment under his amended and restated employment agreement, (1) the vesting schedule of each outstanding option Mr. Truitt may have to purchase shares of the Company common stock shall be partially accelerated so that the option becomes exercisable for an additional number of shares equal to 50% of the original number of shares subject to the option (with the remaining unvested shares continuing to vest pursuant to the original vesting schedule set forth in the applicable option agreement but the remaining length of the vesting schedule shortened accordingly); and (2) any unvested shares or units of restricted stock or stock unit awards Mr. Truitt may have shall be partially accelerated so that the number of unvested shares or units shall be reduced by the number of shares or units equal to 50% of the original number of shares or units subject to the restricted stock or stock unit award (with the remaining unvested shares or units continuing to vest pursuant to the original vesting schedule set forth in the applicable restricted stock or stock unit award agreement, but with the remaining length of the vesting schedule shortened accordingly).

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Employment Agreement, dated August 4, 2017, between Achillion Pharmaceuticals, Inc. and Joseph Truitt (filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed by the Company with the Securities and Exchange Commission on August 8, 2017, and incorporated by reference herein) (File Number 001-33905).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACHILLION PHARMACEUTICALS, INC.

Date: September 11, 2017	By:	/s/ Mary Kay Fenton
Mary Kay Fenton
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.01	Amended and Restated Employment Agreement, dated August 4, 2017, between Achillion Pharmaceuticals, Inc. and Joseph Truitt (filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed by the Company with the Securities and Exchange Commission on August 8, 2017, and incorporated by reference herein) (File Number 001-33905).